Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ORACLE HEALTHCARE ACQUISITION CORP.

* * * * * * * *

The undersigned, the President and Chief Operating Officer of Oracle Healthcare Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter the “Corporation”), DOES HEREBY CERTIFY:

FIRST

The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 1, 2005.

SECOND

The Amended and Restated Certificate of Incorporation of Oracle Healthcare Acquisition Corp. in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245, 242, 228 and 141(f) of the General Corporation Law of the State of Delaware by written consent of all of the directors and stockholders of the Corporation.

THIRD

The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is incorporated herein by reference.

IN WITNESS WHEREOF, Oracle Healthcare Acquisition Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Operating Officer this 22 day of September, 2005 under the penalties of perjury, and it shall be filed in accordance with Section 103 of the General Corporation Law of the State of Delaware.

ORACLE HEALTHCARE ACQUISITION CORP.

By:	/s/ Joel D. Liffmann
Name: Joel D. Liffmann
Title: President and Chief Operating Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ORACLE HEALTHCARE ACQUISITION CORP.

* * * * * * * *

ARTICLE I

The name of the corporation (the “Corporation”) is:

Oracle Healthcare Acquisition Corp.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The name of the registered agent of the Corporation at such address is Corporation Service Company, in the county of New Castle.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 41,000,000, of which 40,000,000 shares shall be Common Stock with a par value of $0.0001 per share and of which 1,000,000 shares shall be Preferred Stock with a par value of $0.0001 per share.

The Board of Directors (as defined below) is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

ARTICLE V

Paragraphs (a) through (g) set forth below shall apply during the period commencing upon the initial public offering of the Corporation’s securities (the “IPO”) and terminating upon the consummation of a “Business Combination,” and shall not be amended during such period.  A Business Combination shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination of any of the foregoing, of an operating business in the healthcare industry (the “Target Business”) having a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the Corporation’s net assets at the time of such acquisition.  For purposes of this Article V, fair market value shall be determined by the independent directors (the “Independent Directors”) of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value.  If the Board of Directors of the Corporation is not able to independently determine the fair market value of the Target Business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. (d/b/a NASD) (an “Independent Financial Advisor”).  The Corporation will not be required to obtain an opinion from an Independent Financial Advisor as to the fair market value of the Target Business if the Board of Directors independently determines that the Target Business has a fair market value of at least 80% of the Corporation’s net assets at the time of such acquisition and no conflict of interest exists.

(a)  Upon consummation of the Corporation’s IPO, $92,500,000 (or such other amount as set forth in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) at the time it goes effective) of the net offering proceeds of the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option) shall be deposited and thereafter held in the trust account established by the Corporation in connection with the consummation of its IPO (the “Trust Account”).  The Corporation shall not, and no officer, director or employee of the Corporation shall, disburse any of the proceeds held in the Trust Account except in connection with (i) a Business Combination or thereafter or (ii) the liquidation of the Corporation as discussed in paragraph (d) below, and in each case in accordance with the Trust Agreement.

(b)  Prior to the consummation of a Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the General Corporation Law of the State of Delaware.  In the event that a majority of the IPO Shares (as defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided, that the Corporation shall not be authorized to and shall not consummate a Business Combination if holders representing 20% or more in interest of the IPO Shares (i) vote against the Business Combination and (ii) exercise their conversion rights described in paragraph (c) below.

(c)  Any stockholder of the Corporation holding shares of Common Stock issued by the Corporation in the IPO (such shares so issued in connection with the IPO, the “IPO Shares”) who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his or her IPO Shares into cash.  If so demanded, in the event that a Business Combination is approved in accordance with paragraph (b) above and is consummated by the Corporation, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account, inclusive of any interest thereon (net of taxes payable), calculated as of two business days prior to the proposed consummation of the Business Combination, by (ii) the total number of IPO Shares.

(d)  In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that any of a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but the Business Combination that was the subject of such letter of intent, agreement in principle or definitive agreement was not consummated within such 18-month period, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable.  In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

(e)  A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event of a liquidation of the Corporation or in the event he or she demands conversion of his or her shares in accordance with paragraph (c) above.  Except as may be required under applicable law, in no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

(f)  Unless and until the Corporation has consummated a Business Combination as permitted under this Article V, the Corporation may not consummate any other business combination, whether by merger, acquisition, asset purchase or otherwise.

(g)  In connection with the IPO, the Corporation shall enter into letter agreements with each of the initial stockholders of the Corporation and such other agreements (collectively, the “Agreements”) as are filed with the Registration Statement (substantially in the forms filed with the Registration Statement).  On a quarterly basis, the Independent Directors shall (i) review the terms and provisions of each Agreement to determine compliance by the other parties thereto with the terms and provisions of each Agreement and (ii) monitor compliance with the terms of the IPO.  If any noncompliance is identified, then the Independent Directors shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms and provisions of each Agreement or the terms of the IPO, as the case may be.

ARTICLE VI

The Board of Directors shall be divided into three classes: Class A, Class B and Class C.  The number of directors in each class shall be as nearly equal as possible.  The directors of the Corporation on the date hereof shall determine their class.  To the extent any additional directors are elected or appointed prior to the Corporation’s first Annual Meeting of Stockholders, the directors of the Corporation shall determine the class of such additional directors.  The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders.  Commencing at the first Annual Meeting of Stockholders, and at each Annual Meeting of Stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such Annual Meeting of Stockholders shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.  Except as the General Corporation Law of the State of Delaware may otherwise require, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director.  All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.  A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire Board of Directors of the Corporation (the “Board of Directors”).

ARTICLE VIII

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)  Election of directors need not be by ballot unless the Corporation’s Bylaws so provide.

(b)  The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Corporation’s Bylaws as provided in the Corporation’s Bylaws.

(c)  The directors in their discretion may submit any contract or act for approval or ratification at any Annual Meeting of Stockholders or at any Special Meeting of Stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

(d)  In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, notwithstanding, to the provisions of applicable law, this Certificate of Incorporation, and any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

ARTICLE IX

(a)  The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)  The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

(c)  Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of a person so indemnified to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article IX.

(d)  The indemnification and other rights set forth in this Article IX shall not be exclusive of any provisions with respect thereto in the by-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

(e)  Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article IX if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

(f)  No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(i)  for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(ii)  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)  under Section 174 of the General Corporation Law of the State of Delaware; or

(iv)  for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.